Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

YUM! Brands, Inc.:

We consent to the incorporation by reference in the Registration Statement dated April 7, 2006 on Form S-3 of YUM! Brands, Inc. and Subsidiaries (YUM) of our reports dated March 2, 2006, with respect to the consolidated balance sheets of YUM as of December 31, 2005 and December 25, 2004, and the related consolidated statements of income, cash flows and shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements as of and for the year ended December 31, 2005 refers to a change in the method for accounting for share-based payments.

/s/ KPMG LLP
Louisville, Kentucky
April 7, 2006